EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-81223) and related Prospectus of M.D.C. Holdings, Inc. for the registration of up to $300,000,000 in common stock, preferred stock and debt securities and to the incorporation by reference therein of our report dated January 15, 2001, except for Note S, as to which the date is January 23, 2001, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.





                                            /s/ ERNST & YOUNG LLP

Denver, Colorado
July 17, 2001